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                                                                   EXHIBIT 10.82


                           RESTRUCTURING, SETTLEMENT
                         AND MUTUAL RELEASE AGREEMENT
                         ----------------------------


  This Restructuring, Settlement and Mutual Release Agreement (this "Agreement") is entered into as of this 10th day of July, 1998 (the "Effective Date"), by and among Microelectronic Packaging, Inc. ("MPI"), on behalf of itself and its predecessors, successors, former or current subsidiaries, affiliates, officers, directors, shareholders, agents, attorneys, representatives, insurers, employees and assigns (other than Microelectronic Packaging (S) Pte Ltd ("MPS") and MPM
(S) Pte Ltd ("MPM"), both of which are subsidiaries of MPI that are currently in liquidation) (collectively with MPI, the "MPI Releasees"), and The Development Bank of Singapore Limited ("DBS") and its predecessors, successors, subsidiaries, affiliates, officers, directors, stockholders, agents, attorneys, representatives, insurers, employees and assigns (collectively with DBS, the "DBS Releasees").


                                 W I T N E S S E T H:


  WHEREAS, DBS and MPS entered into a Deed of Debenture dated June 10, 1986 (the "Deed"), which was subsequently amended by supplemental deeds dated July 16, 1987, February 20, 1989, August 24, 1990, June 4, 1992, October 30, 1993 and
January 11, 1994 (the "Supplemental Deeds"), such that, in connection with the Deed and the Supplemental Deeds, DBS provided certain credit facilities to MPS, and the Deed and the Supplemental Deeds call for certain payments and interest amounts on amounts loaned to MPS pursuant to such credit facilities which were thereafter due and payable periodically;

  WHEREAS, DBS and MPS restated the terms of such credit facilities in an agreement dated August 15, 1994 (the "Restatement"), and MPS owed DBS S$4.275 million as of March 8, 1998 under the Deed, the Supplemental Deeds and the Restatement;

  WHEREAS, DBS and MPM entered into a credit facilities arrangement dated December 15, 1994 (the "Facilities Arrangement" and, collectively with the Deed, the Supplemental Deeds and the Restatement, the "Loan Agreements"), such that in connection with the Facilities Arrangement, DBS provided certain credit facilities to MPM, and the Facilities Arrangement calls for certain payments and interest amounts on amounts loaned to MPM pursuant to such credit facilities which were thereafter due and payable periodically, such that MPM owed DBS S$2.134 million as of March 8, 1998 under the Facilities Arrangement;

  WHEREAS, MPI guaranteed the obligations of MPS under the Deed (the "Guarantees"), the Supplemental Deeds and the Restatement and the obligations of MPM under the Facilities Arrangement, and MPS and MPM have defaulted upon such obligations, giving rise to MPI's obligations under such guarantees;

  WHEREAS, DBS has a priority claim in the MPS liquidation proceeding with respect to certain buildings owned by MPS and located at 28 Tuas Avenue 10 and 31 Tuas Avenue 8, respectively, Singapore (the "Buildings"), which DBS has advised MPI have a
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liquidation value (net of DBS Finance's mortgage on 28 Tuas Avenue 10 and reasonable selling commissions) ("Net Liquidation Amount") of S$4.24 million, which partially offsets the guarantee obligations of MPI;

        WHEREAS, NS Electronics Bangkok (1993) Ltd. ("NSEB") owes the sum of US$673,807.77 to MPS, which is carried on MPS' accounts as an account receivable (the "Account Receivable"), to which DBS has a priority claim in the MPS liquidation proceeding, and MPI has requested that DBS provide to NSEB a written release of the Account Receivable;

        WHEREAS, DBS has asserted an entitlement to certain insurance proceeds in respect of certain fire-related insurance claims (claim number 553KF68422 with the Hartford Insurance Company relating to a date of loss of April 5, 1997) of MPS and MPM ("Insurance Proceeds"), which proceeds will be paid to MPI, and DBS has requested that MPI pay to DBS a guaranteed minimum amount of US$136,606.02 in respect of such Insurance Proceeds; and

        WHEREAS, the parties wish to settle all obligations under the Loan Agreements and the Guarantees, and terminate and release all rights and obligations under such documents and all other related agreements, and settle all other disputes that may exist between MPI and each of the other MPI Releasees and DBS and each of the other DBS Releasees.

        NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and sufficient consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:


1.  Definitions.
    -----------


    a. "Payment Date" shall mean the calendar date after MPI completes the full performance of its obligation under subsection 2.a.i. of this Agreement.


    b. "Release Date" shall be the calendar date that is ninety (90) days after the Payment Date.

    c. "Insolvency Action" shall mean the commencement of a voluntary or involuntary case against MPI under the United States Bankruptcy Code or an assignment for the benefit of creditors by MPI that is not dismissed within sixty (60) days of its commencement.

    d.  Other defined terms shall have the meanings assigned to them herein.


2.  Settlement.  In order to settle the defaults, amounts owed, debts,
    ----------
liabilities and other obligations pursuant to, in connection with, or arising out of the Loan Agreements, the Guarantees and each of their respective related agreements, letters, documents and instruments (collectively, the "Loan Documents"), MPI and DBS agree that:


    a.

        i. MPI will, within six (6) calendar months of the Effective Date, pay to DBS the amount of US$1,177,397.20 (exclusive of any wire transfer charges) by wire transfer in accordance with the wire transfer instructions provided by DBS. Any and all wire transfer
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charges incurred in connection with the payment required under this paragraph shall be borne solely by MPI; and

        ii. Provided that DBS has timely completed the full performance of its obligations under subsection 2.b. of this Agreement:

             A. if MPI receives Insurance Proceeds in an aggregate amount which exceeds US$136,606.02, then MPI will promptly pay to DBS the amount by which such aggregate amount of Insurance Proceeds exceeds US$136,606.02.

             B. within thirty (30) days of receiving Net Monetary Proceeds from the Settlement (as defined below), MPI will pay to DBS five percent (5%) of the net monetary proceeds MPI receives directly from International Business Machines Corporation ("IBM") or any agent of IBM pursuant to any cash settlement, monetary award granted pursuant to court-ordered arbitration or meditation proceedings or court order based upon claims for monetary damages asserted by MPI under the Purchase Option Agreement dated August 4, 1994 by and between IBM and MPI and the Multilayer Technology Transfer and Licensing Agreement dated August 4, 1994 between IBM and MPI (the "Settlement"). "Net Monetary Proceeds" are monetary proceeds from the Settlement received by MPI less all expenses MPI incurs in obtaining the Settlement, including without limitation legal fees and expenses.

             C. if DBS receives a Net Liquidation Amount of less than S$4.24 million, MPI will pay to DBS, within six (6) calendar months of notice from DBS of the amount of the Net Liquidation Amount received by DBS and the existence of such a shortfall, thirty percent (30%) of the difference between S$4.24 million and the Net Liquidation Amount received by DBS.

    b. Immediately upon receipt of the payment provided for in Section 2.a.i., the Receivers and Managers of MPS will provide to NSEB a written release executed by the Receivers and Managers of MPS providing that NSEB is no longer liable for the Account Receivable.



3.  Release Procedure.  If and only if no Insolvency Action has occurred, then
    -----------------
effective the Release Date:

    a.  DBS, on behalf of itself and the other DBS Releasees, agrees as follows:

        i. DBS, on behalf of itself and each other DBS Releasee, fully and forever releases and discharges each of the MPI Releasees (which do not include MPS or MPM) from and against any and all claims, damages and causes of action they may have against each such person or entity with respect to any matter under the provisions of, arising out of or in connection with, the Loan Documents, including any breach of any representation or warranty or noncompliance or nonfulfillment of any covenant or agreement set forth in such documents; provided that such release and discharge shall not extend to (A) any claims, damages and causes of action any DBS Releasee may have against any MPI Releasee for fraud or willful misconduct
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with respect to any of the Loan Documents, or (B) the obligations of MPI under this Agreement.

        ii. DBS agrees that each of the Loan Documents so far as they relate to or are enforceable against or capable of relating to or capable of being enforceable against MPI, regardless of whether they are in default, are fully and completely terminated and rendered devoid of legal effect and unenforceable, such that even provisions of the Loan Documents that, according to their terms, survive termination, are terminated and nullified. Further, DBS acknowledges and agrees that any loan, debt, liability or other obligation created pursuant to or arising out of the Loan Documents so far as they relate to or are enforceable against or capable of relating to or capable of being enforceable against MPI, as well as any writings, agreements, notes or certificates representing such loan, debt, liability or obligations, are canceled and rendered devoid of force and effect.

        iii. Notwithstanding anything in this Agreement to the contrary, in particular (but without prejudice to the generality of this Section 3.a.iii.)
Section 3.a.ii. above:


             A. MPI's liability under the Guarantees shall only be discharged effective the date which is ninety calendar days after the calendar date MPI pays to DBS the US$1,177,397.20 required under Section 2.a.i. of this Agreement.

             B. Nothing herein shall be construed as a waiver by DBS of any of DBS's rights and remedies against MPS and/or MPM whether in connection with MPS' liquidation or under the Deed, Supplemental Deeds, the Restatement and the Loan Documents and DBS reserves and retains all such rights and remedies (legal, equitable or otherwise) against MPS and MPM.



    b.  MPI, on behalf of itself and the other MPI Releasees, agrees as follows:

        i. MPI, on behalf of itself and each other MPI Releasee, fully and forever releases and discharges each of the DBS Releasees from any claims, damages, and causes of action it or they may have against any of them with respect to any matter under the provisions of, arising out of or in connection with the Loan Documents; provided that such release and discharge shall not extend to (A) any claims, damages and causes of action any MPI Releasee may have against any DBS Releasee for fraud or willful misconduct with respect to any of the Loan Documents, or (B) the obligations of DBS under this Agreement.

        ii. MPI acknowledges and agrees that each of the Loan Documents are fully and completely terminated and rendered devoid of force and effect, such that even provisions of the Loan Documents and each of their respective related agreements, letters, documents and instruments that, according to their terms, survive termination, are terminated and nullified.
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4.  Confidentiality.  No party to this Agreement shall, except as may be
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mandated by statutory or regulatory requirements, as may be required by legal process in the course of actual litigation or in the case of a subpoena, or as may be necessary for MPI to negotiate with its creditors, disclose to others the fact or terms of this settlement, the amounts referred to in this Agreement or the fact of the payment of said amounts, except that each such party may disclose to each such party's attorneys, accountant or other advisors to whom the disclosure is necessary to effectuate the purposes for which such party has consulted with such professional advisors and except that (i) MPI may file this Agreement with any governmental or regulatory body, describe it and refer to it in any filing it makes pursuant to federal and state securities laws or to its Board of Directors or shareholders, and (ii) MPI may issue a press release describing the general terms of this Agreement in connection with any public filing it makes with any governmental or regulatory body.

5.   Representations and Warranties.
     ------------------------------

     a.  MPI.  MPI represents and warrants that:
         ---

         i. It has all requisite corporate power and authority to execute and deliver, and fulfill its obligations under this Agreement. This Agreement (notwithstanding the lack of approval of MPS and MPM), upon execution and delivery by MPI and assuming due and proper execution and delivery by DBS, will constitute a valid and binding obligation of MPI, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, moratorium and other laws of general application affecting the enforcement of creditors' rights.

         ii. No consent, approval, order or authorization, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of MPI is required in connection with the execution, delivery and performance of this Agreement by MPI, other than state securities law filings.

         iii. No consent, approval, waiver or other action by any person under any contract, agreement, indenture, lease, instrument or other document to which MPI is a party or by which it is bound is necessary for the execution, delivery and performance of this Agreement by MPI.

     b.  DBS. DBS represents and warrants that:
         ---

         i. It has all requisite corporate power and authority to execute and deliver, and fulfill its obligations under this Agreement. This Agreement (notwithstanding the lack of approval of MPS and MPM), upon execution and delivery by DBS, and assuming due and proper execution and delivery by MPI, will constitute a valid and binding obligation of DBS, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, moratorium and other laws of general application affecting the enforcement of creditors' rights.

         ii. No consent, approval, order or authorization, or registration, qualification, designation, declaration or filing with, any foreign, federal, state or local governmental or other authority or third party on the part of DBS is required in connection with the execution, delivery and performance of this Agreement.

         iii. No consent, approval, waiver or other action by any person under any contract, agreement, indenture, lease, instrument or other document or law, ordinance, statute, rule or regulation to which DBS is a party or by which it or its property is bound is necessary for the execution, delivery and performance of this Agreement.


6.  Miscellaneous.  MPI and DBS hereby agree as follows:
    -------------


    a.  Severability.  If any provision of this Agreement is found to be
        ------------
unenforceable, it shall not affect the enforceability of the remaining provisions and the court shall enforce all remaining provisions to the extent permitted by law. All parties agree that, notwithstanding the lack of execution of this Agreement by MPS and MPM, this Agreement is valid, binding and enforceable on all parties.


    b.  Prior Agreements.  This Agreement shall supersede and render null and
        ----------------
void any and all prior agreements between MPI and/or any MPI Releasee, on one hand, and DBS and/or any DBS Releasee, on the other hand, concerning the subject matter contained herein.

    c.  Successors and Assigns.  This Agreement shall bind and benefit each of
        ----------------------
DBS and its successors and assigns and shall also bind and benefit each MPI and its successors and assigns. This Agreement may not be assigned by MPI, by operation of law (e.g., merger) or otherwise (e.g., sale of substantially all assets), without the prior written consent of DBS, except that no such consent shall be required after the Release Date.

    d.  Governing Law.  This Agreement shall be deemed to have been entered into
        -------------
in the State of California and shall be construed and interpreted in accordance with the laws of California.

    e.  Jurisdiction.  The parties to the Agreement hereby (i) irrevocably
        ------------
submit to the jurisdiction of the courts of the State of California and the Federal courts of the United States sitting in the State of California for the purpose of any action or proceeding arising out of or relating to this Agreement and any other documents and instruments relating hereto, (ii) agree that all claims in respect of any such action or proceeding may be heard and determined in such courts, (iii) irrevocably waive (to the extent permitted by applicable law) any objection which any of them now or hereafter may have to the laying of venue of any such action or proceeding brought in any of the foregoing courts, and any objection on the ground that any such action or proceeding in any such court has been brought in an inconvenient forum and (iv) agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner permitted by law.

    f.  Counterparts.  This Agreement may be executed in two or more
        ------------
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    g.  Titles and Subtitles.  The titles and subtitles used in this Agreement
        --------------------
are used for convenience only and are not to be considered in construing or interpreting this Agreement.

    h.  Amendment.  No amendment, modification or waiver of this Agreement or
        ---------
any part thereof shall be effective unless it is in writing and is signed by MPI and DBS. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof. Nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity. The rights and remedies of any party based upon, arising out of or otherwise in respect of any inaccuracy in or breach or nonfulfillment of or noncompliance with any representation, warranty, covenant or agreement contained in this Agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement contained in this Agreement (or in any other agreement between the parties) as to which there is no inaccuracy or breach.

    i.  Termination.  This Agreement may be terminated upon the mutual written
        -----------
consent of MPI and DBS. DBS may terminate this Agreement upon three (3) business days' written notice to MPI in the event (i) an Insolvency Action occurs or (ii) MPI commits a material breach of this Agreement. Unless previously terminated pursuant to Section 3 of this Agreement, the Loan Documents shall remain in full force and effect upon any termination of this Agreement.

    j.  Survival of Representations, Warranties, Covenants and Agreements.  The
        -----------------------------------------------------------------
representations, warranties, covenants and agreements contained in this Agreement shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

    k.  Notices.  All notices, demands or other communications to be given or
        -------
delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient, sent to the recipient by reputable overnight courier service (charges prepaid), mailed to the recipient by certified or registered mail, return, receipt requested and postage prepaid, or transmitted by facsimile (with request for immediate confirmation of receipt in a manner customary for communications of such type and with physical delivery of the communication being made by one of the other means specified in this Section as promptly as practicable thereafter). Such notices, demands and other communications shall be addressed as follows:

        If to DBS:

        Attn:  Manager, Communications/Electronics
        Corporate Banking
        DBS Bank
        6 Shenton Way
        DBS Building, Tower One
        Singapore 068809
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        If to MPI:

        Attn:  President
        Microelectronic Packaging, Inc.
        9577 Chesapeake Drive
        San Diego, CA 92123


        Telephone:  (619) 292-7000
        Telecopy:   (619) 292-7881


        with a copy to:


        Brobeck, Phleger & Harrison LLP
        Two Embarcadero Place
        2200 Geng Road
        Palo Alto, California 94303-0913
        Attention: Warren T. Lazarow, Esq.
        Telephone:  (650) 424-0160
        Telecopy:  (650) 496-2885



or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party (provided that notice of a change of address shall be effective only upon receipt thereof).

  l.  Stamp Duties.  Any stamp duties imposed under applicable Singapore law in
      ------------
respect of this Agreement, shall be borne by MPI.

  m.  Strict Construction.  This Agreement is the result of arms-length
      -------------------
negotiations between the parties hereto and has been prepared jointly by the parties. In applying and interpreting the provisions of this Agreement, there shall be no presumption that the Agreement was prepared by any one party or that the Agreement shall be construed in favor of or against any one party.


      IN WITNESS WHEREOF, the parties hereto have executed this Agreement on and as of the day and year first above written.


                                          MICROELECTRONIC PACKAGING, INC.


                                          By:  /s/ Denis J. Trafecanty
                                               ------------------------------
                                               Denis J. Trafecanty
                                               Chief Financial Officer

                                          THE DEVELOPMENT BANK OF SINGAPORE
                                          LIMITED



                                          By:  /s/ Joan Ting-Wong (Mrs)
                                               ------------------------
                                               Senior Vice President